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                                                                    Exhibit 99.9
[NRG LOGO]

                                                                            NEWS
                                                                         RELEASE

FOR IMMEDIATE RELEASE

NRG ENERGY'S ACQUISITION OF BRIDGEPORT AND NEW HAVEN HARBOR GENERATING STATIONS DELAYED


MINNEAPOLIS (JULY 26, 2001)--NRG Energy, Inc. (NYSE: NRG) learned yesterday that the Federal Energy Regulatory Commission (FERC) has instructed its staff to convene a technical conference to "further explore issues related to the competitive effects" resulting from NRG's proposed acquisition of the Bridgeport and New Haven Harbor Stations in Connecticut. The order directs FERC staff to report back to the Commission within 90 days after exploring "issues regarding market power concerns."

This action will result in the acquisition being delayed beyond its previously expected close in the third quarter of 2001. Earnings per share guidance for 2001 remains unchanged at $1.35.

"Upon review of the FERC order received yesterday, it is clear some issues have yet to be resolved however, NRG is confident the FERC will ultimately approve the transaction," said Craig A. Mataczynski, president and CEO of NRG North America. "Connecticut will benefit from this acquisition as it will help to ensure a healthy fuel diversity within New England's power grid so that affordable, reliable and environmentally responsible electricity is available when and where it is needed."

Mataczynski continued, "NRG remains committed to reducing sulfur emissions at the New Haven facility by 50 percent and, after installing additional environmental controls, reducing sulfur emissions by more than 90 percent at the Bridgeport Harbor facility."

NRG is also awaiting acquisition approval from the United States Department of Justice.

NRG is a leading global energy company engaged primarily in the acquisition, development, construction, ownership and operation of power generation facilities. NRG owns 21,612 MW of generating assets in operation and under construction. The company's operations utilize such diverse fuel sources as natural gas, oil, coal and coal seam methane, biomass, landfill gas, and hydro, as well as refuse-derived fuel.

Certain statements included in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct. Factors that could cause NRG's actual results to differ materially from that contemplated in the forward-looking statements above include, among others, the business or investment considerations disclosed from time to time in NRG's Securities and Exchange Commission filings or in other publicly disseminated written documents.



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NRG undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. For more information, review NRG's filings with the Securities and Exchange Commission.


More information on NRG is available at www.nrgenergy.com


Contacts:         Meredith Moore
                  Media Relations
                  612.373.8892

                  Rick Huckle
                  Investor Relations
                  612.313.8900